                                                                    EXHIBIT 16.1


                       [LETTERHEAD OF ARTHUR ANDERSEN LLP]


June 5, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sir/Madam:

We have read the first four paragraphs of Item 4 included in the Form 8-K dated June 4, 2002 of Cephalon, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.



Very truly yours,

/s/ ARTHUR ANDERSEN LLP
-----------------------
Arthur Andersen LLP

cc:    Mr. J. Kevin Buchi
       Senior Vice President and Chief Financial Officer
       Cephalon, Inc.